Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-202434 on Form S-3 of our report dated February 27, 2015, relating to the consolidated financial statements of Taylor Morrison Home Corporation, and the effectiveness of Taylor Morrison Home Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Taylor Morrison Home Corporation for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

April 27, 2015